UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2023
EASTMAN KODAK COMPANY (Exact name of registrant as specified in its charter)
New Jersey (State or other jurisdiction of incorporation)	1-87 (Commission File Number)	16-0417150 (IRS Employer Identification No.)
343 State Street Rochester, NY 14650 (Address of principal executive offices with zip code)
(800) 356-3259 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KODK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On November 29, 2023, Eastman Kodak Company (the “Company”) entered into an Executive Chairman and CEO Agreement (the “Employment Agreement”) with James V. Continenza, the Company’s Executive Chairman and Chief Executive Officer, effective as of November 29, 2023 (the “Effective Date”), which extends the term of Mr. Continenza’s employment by three years until February 26, 2027 (the “Term”). The Employment Agreement replaces in its entirety Mr. Continenza’s existing employment agreement with the Company, dated February 26, 2021 and amended November 30, 2022, the term of which was scheduled to expire on February 26, 2024. The Employment Agreement contains notice and negotiation provisions pursuant to which the Term may be automatically renewed under certain circumstances for successive two-year periods on the same terms and conditions.

Under the Employment Agreement, Mr. Continenza: (i) will receive an annual base salary in an amount equal to $1,000,000, (ii) is entitled to an annual cash incentive of up to 125% of base salary based on achievement by the Company of its annual plan, but determined by the Company’s Compensation, Nominating and Governance Committee (the “Committee”) in its discretion taking into consideration its evaluation of Mr. Continenza’s and the Company’s performance, (iii) is entitled to a renewal bonus comprised of $1,000,000 payable in cash and restricted stock units (“RSUs”) having a value of $1,000,000 when granted and which vest in substantially equal annual installments over a three-year period following the grant date (“Renewal RSUs”), (iv) an annual award of RSUs having a value of $2,500,000, half of which will vest in substantially equal annual installments over a three-year period following the grant date (“Time-Vesting RSUs”) and the other half of which will vest following a three-year performance period based on the achievement of pre-defined goals established by the Committee and subject to Committee discretion (“Performance-Vesting RSUs”), and (v) a cash bonus of $2,000,000 if the Company’s term loan debt is reduced to $300 million or less within three years after the Effective Date and unrestricted cash at such time is at least $200 million, each as determined by the Committee in its sole discretion.

The RSUs will be granted pursuant to the Company’s 2013 Omnibus Incentive Plan (as amended and restated from time to time and any successor plan, the “Plan”), and the Renewal RSUs and the first years’ annual award of Time-Vesting RSUs were granted on the Effective Date. Future grants of Time-Vesting RSUs are scheduled to be granted on future anniversaries of the Effective Date. Grants of Performance-Vesting RSUs are scheduled to be granted in February of each year of the Term. The vesting of RSUs is subject to Mr. Continenza’s continued employment through each applicable vesting date, except as otherwise expressly provided for in the Employment Agreement or in the applicable award agreement.

In the event the Company terminates Mr. Continenza’s employment without “cause” or Mr. Continenza voluntarily terminates his employment for “good reason”, Mr. Continenza will be eligible to receive, subject to Mr. Continenza executing, delivering and not revoking a release of claims, (i) an amount equal to two years of his annual base salary and two years of his annual incentive award, (ii) any earned but unpaid annual incentive award for the fiscal year ending immediately prior to the year in which his employment was terminated, (iii) an amount equal to his annual cash incentive award for the fiscal year in which his employment is terminated, pro-rated based upon the number of days from the beginning of such fiscal year through the date his employment terminates, (iv) accelerated vesting of the next tranche of unvested Renewal RSUs or Time-Vesting RSUs that would have vested but for the termination of his employment, (v) any Performance-Vesting RSUs banked as of the date of the termination of his employment in accordance with the terms of such Performance-Vesting RSUs, and (vi) continued participation in all health, medical and dental plans and programs maintained by the Company for 24 months and payment of all required contributions to maintain such coverage.

The Employment Agreement also provides that Mr. Continenza will not have the right to exercise any stock options granted to him pursuant to the terms of any award granted to him in February 2019 or July 2020 under the Plan to the extent that, after giving effect to the issuance of the Common Stock resulting from such exercise, Mr. Continenza (together with his affiliates and any person acting as a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-5(b)(1) promulgated thereunder)), would beneficially own more than 4.99% (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) of the then issued and outstanding shares of Common Stock.

The above summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY
(Registrant)

/s/ Roger W. Byrd
Roger W. Byrd
General Counsel, Secretary and Senior Vice President

Date:  December 4, 2023
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